SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                   January 5, 1998




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



675 McDonnell Boulevard, St. Louis, MO                       63134
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued January 5, 1998. The relevant portion of the text of that release was as follows:
(*)Indicates registered trademark.

NEW ULTRASOUND IMAGING AGENT, OPTISON(*), CLEARED BY FDA; FIRST OF THE NEW GENERATION ULTRASOUND AGENTS

ST. LOUIS, Mo., and San Diego, Calif., January 5, 1998     A new
cardiac ultrasound imaging agent, OPTISON(*), has received clearance by the U. S. Food and Drug Administration for marketing in the United States, Mallinckrodt Inc. (NYSE:MKG) and Molecular Biosystems, Inc. (NYSE:MB) (MBI) announced today. Molecular Biosystems is the developer and manufacturer of OPTISON(*), and Mallinckrodt will market and distribute the product in the United States and most other regions of the world.

     In 1996, 11 million to 14 million cardiac ultrasound imaging procedures were performed in the United States. Mallinckrodt and MBI anticipate a significant opportunity for OPTISON(*), which is used to enhance ultrasound cardiac images.

     OPTISON(*), the first of the perfluorocarbon-containing ultrasound agents to reach the market, enables physicians to enhance resolution of anatomical structure where ultrasound alone is inadequate. The product is specifically indicated for use in patients with suboptimal echocardiograms to opacify the left ventricle and to improve the delineation of the left ventricular endocardial borders.

     Ultrasound cardiac imaging has several advantages over other imaging methods. It is minimally invasive, relatively inexpensive and can provide a real-time image.

     OPTISON(*) helps increase the effectiveness of echocardiography in diagnosing heart disease by introducing gas-filled microspheres into the blood. The microspheres travel in the bloodstream to the left ventricle of the heart, where the microspheres reflect the soundwaves generated from ultrasound equipment, enabling the development of a clearer, more diagnostic ultrasound image. Overall, the reported adverse events with Optison(*) were similar in type and frequency to those reported with ALBUNEX(*), the first generation ultrasound contrast agent.

     Bobba Venkatadri, chief executive officer of Molecular
Biosystems, said: "We believe the product will significantly improve many diagnoses of known or suspected heart disease patients.
Cardiovascular diseases remain America's Number One killer, causing a death every 33 seconds."

     C. Ray Holman, chairman and chief executive officer of Mallinckrodt, said: "Mallinckrodt looks forward to marketing and distributing OPTISON(*) in the United States and eventually in Europe and other parts of the world. We believe this product will make ultrasound imaging a stronger tool in the diagnosis of cardiac disease, and we are excited to play a major role in bringing it to patients."

     Holman said Mallinckrodt is ready to begin marketing and distributing OPTISON(*). Manufacturing can begin immediately at MBI. The sales force is trained and prepared to sell, and distribution channels are in place.

     Eric Topol, M. D., Cardiology, Cleveland Clinic, said:
"OPTISON(*) will provide physicians with an important tool to assist in imaging the left ventricle. Because this is the primary pumping chamber of the heart, it is usually the first to display any damage or abnormality from ischemic heart disease."

     MBI, based in San Diego, Calif., is a world leader in the development and manufacture of ultrasound contrast agents for medical imaging. MBI shares are listed on the New York Stock Exchange under the symbol "MB." ALBUNEX(*), the first FDA-cleared ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt.

     Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company has four major businesses - pharmaceuticals, diagnostic imaging, respiratory care and specialty chemicals. The St. Louis, Missouri-based company, with fiscal 1997 net adjusted sales of $1.9 billion, operates in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).


                                # # #


This news release contains forward-looking statements that involve risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: the impact of competitive products; market acceptance issues, including the failure of new products to generate anticipated sales levels; difficulties or delays in receiving required governmental or regulatory approvals; and the other risk factors reported from time to time in the Mallinckrodt's filings with the Securities and Exchange Commission.

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  January 5, 1998